Noven Pharmaceuticals, Inc.
11960 S.W. 144th Street
Miami, Florida 33186
Dated as of January 2, 2008

Mr. Jeffrey Eisenberg
c/o Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida 33186

Dear Mr. Eisenberg:

We are pleased that you are willing to serve as the Interim Chief Executive Officer (“Interim CEO”) of Noven Pharmaceuticals, Inc. (the “Company”). Accordingly, we would like to offer you the position of Interim CEO on the terms set forth in this letter agreement (this “Agreement”) which upon countersignature by you shall become a binding agreement between you and the Company (each, a “Party”; collectively, the “Parties”).

1. Employment.

1.1. Employment and Term. Prior to the date first above written (“Effective Date”), you have been employed by the Company as the Senior Vice President of Strategic Alliances. On the Effective Date of this Agreement your title shall change to Executive Vice President. In addition to performing your regular duties as Executive Vice President, for the period commencing on the Effective Date and ending on March 31, 2008 (subject to extension as noted below, the “Interim Term”), the Company shall employ you in the position of Interim CEO, and you shall serve the Company as, and have the additional title of, Interim CEO, on the terms and conditions set forth in this Agreement, unless your service as Interim CEO is earlier terminated as allowed by this Agreement. Unless you and the Company agree in a signed writing to extend the Interim Term, upon the expiration of the Interim Term, you will no longer hold the position or title of Interim CEO, but you will continue in your position and title of Executive Vice President on an at-will basis at the same rate of compensation paid to you prior to this Agreement (and with such other plan and contractual benefits provided to you); provided, however, that if the Board of Directors of the Company (the “Board”) does not appoint a Chief Executive Officer of the Company on or prior to March 31, 2008, then the Interim Term (as such term is defined and used in this Agreement) shall automatically be extended through such date that the Board appoints a Chief Executive Officer. Effective immediately upon the Board appointment of a Chief Executive Officer, you shall tender your resignation as Interim CEO of the Company. For purposes of “Salary” (as defined below) and the grant of “Restricted Stock” (as defined below), any such resignation shall be deemed a termination from serving as Interim CEO by the Company without “Cause” (as defined below) pursuant to Section 4 of this Agreement.

1.2. Duties of Interim CEO. While serving in the position of Interim CEO of the Company, you shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. Subject to the preceding sentence, during the Interim Term, you shall diligently perform all services as may be reasonably assigned to you by the Board and shall exercise such power and authority as may from time to time be reasonably delegated to you by the Board (in each case, consistent with the position of a chief executive officer of the Company). In addition, you shall regularly consult with and provide information to the Board with respect to the Company’s business and affairs. You shall be required to report to and shall be subject to the supervision and direction of, the Board, or any committee thereof at duly-called meetings thereof, and the Non-Executive Chairman of the Company.

2. Compensation.

2.1. Special Salary Compensation as Interim CEO. Within ten (10) business days following March 31, 2008, subject to Sections 4 and 5 of this Agreement, the Company shall pay you One Hundred Thousand Dollars ($100,000) for services performed as Interim CEO during the Interim Term through March 31, 2008. This additional $100,000 payment shall be referred to as the "Interim CEO Compensation” and shall be in addition to payments of your annual salary and other compensation otherwise earned during the Interim Term for duties associated with the Executive Vice President position. Should your employment as Interim CEO be extended beyond March 31, 2008 (as provided for by Section 1.1 of this Agreement), you and the Company shall negotiate in good faith to determine appropriate compensation for your continued service as Interim CEO at that time (but such compensation, attributable to duties and services as Interim CEO, shall not be less than an additional $33,334.00 per month, payable not less than monthly, on a per diem basis).

2.2. Stock Grant. Subject to Sections 4 and 5 of this Agreement, on January 2, 2008 (“Grant Date”), pursuant to the Noven Pharmaceuticals, Inc., 1999 Long-Term Incentive Plan (“Plan”), the Company shall grant you an amount of restricted shares of Noven’s Common Stock, par value $0.0001 per share (the “Common Stock”) equal to One Hundred Thousand Dollars ($100,000) divided by the fair market value per share of the Common Stock (valued as of the Grant Date) in accordance with the terms and conditions of the Award Agreement attached hereto as Exhibit A (the “Restricted Stock”). So long as you remain in the employ of the Company on the applicable “Vesting Date(s)” (as defined below), you shall vest in the Restricted Stock in eight (8) equal installments on a quarterly basis (March 31, June 30, September 30, December 31) during the two (2) year period ending on December 31, 2009 (“Vesting Dates”). The Restricted Stock will not be transferable by you or any other person or entity until the earlier of (i) December 31, 2009, (ii) the date the Company terminates your employment without “Cause” (as defined below) or (iii) the date you terminate your employment from the Company for “Good Reason” (as defined below). Upon the date(s) on which any shares of the Restricted Stock become subject to a tax withholding obligation by the Company under applicable tax laws or regulations, you shall deliver to the Company such amount of money as required for the Company to satisfy its withholding obligations (the “Tax Withholding”). The failure of you to timely deliver the Tax Withholding to the Company following reasonable notice by the Company shall cause you to forfeit the shares of Restricted Stock subject to the Tax Withholding.

2.3. Withholding. All payments under this Agreement or otherwise pursuant to your employment relationship shall be made net of any applicable withholding taxes or other amounts required to be withheld by law.

3. Expense Reimbursement and Other Benefits.

3.1. Expense Reimbursement. During the Interim Term, the Company, upon your submission of reasonable supporting documentation, shall reimburse you for all reasonable expenses actually paid or incurred by you in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

3.2. Other Benefits. During the Interim Term, you shall be entitled to continue your participation in the Company’s benefit plans, including but not limited to its welfare plans and retirement plans, on the same terms and conditions as you have been entitled to participate in those plans in your position as Senior Vice President of Strategic Alliances and in all events on a basis no less favorable than that of any other officer or employee of the Company of similar rank. This Agreement shall not provide you with any greater or lesser entitlement to such benefits.

4. Termination from Serving as Interim CEO. The Company or you may terminate your position as Interim CEO for any reason or no reason at any time. If the Company terminates your position as Interim CEO during the Interim Term without “Cause” (as defined below) or you terminate your position as Interim CEO during the Interim Term with “Good Reason” (as defined below), subject to the Parties’ execution of a reasonable mutual waiver and release (which execution shall not be unreasonably withheld): (a) the Company shall pay you the full amount of the Interim CEO Compensation on the same terms and conditions as if you had served as the Interim CEO until March 31, 2008; (b) shall pay you any amount earned by you and not yet paid, if any, which is attributable to your duties and services as Interim CEO from April 1, 2008, through the date of termination; and (c) you shall retain your rights to the Restricted Stock subject to the terms and conditions of the Restricted Stock Agreement. If the Company terminates your position as Interim CEO for Cause or you resign from your position as Interim CEO without Good Reason (in either case, prior to the end of the Interim Term): (a) the Company shall not be under any obligation to pay you the Interim CEO Compensation and instead shall pay you only the prorated portion of the Interim CEO Compensation due to you (at the rate of $1,538.46 per business day while serving as interim CEO); and (b) you shall forfeit all of the vested and unvested Restricted Stock.

5. Severance for Termination from Employment. If, during or subsequent to the Interim Term (and any extensions of the Interim Term), and on or before December 31, 2009, the Company terminates your employment without Cause (as defined under this Agreement), you terminate your employment with the Company for Good Reason (as defined under this Agreement), or your employment terminates as a result of your death or “Disability” (as defined below), subject to the Parties’ execution of a reasonable mutual waiver and release (which execution shall not be unreasonably withheld):

(a) the Company shall pay you in a lump sum in cash within 30 days after the date of such termination (x) an amount equal to your annual salary in effect as of the date of termination plus (y) an amount equal to the fixed percentage of base salary set by the Compensation Committee which is in effect during the applicable fiscal year of the date of termination (the current percentage is set at forty-five percent (45%) of base salary), provided that in no event shall such fixed percentage be less than forty-five percent (45%);

(b) all unvested Restricted Stock granted pursuant to Section 2.2 of this Agreement shall vest and shall be immediately transferable; and

(c) the exercise period for all vested stock options and stock appreciation rights (SARs) shall be extended from 90 days to twelve (12) months from the date of such termination.

The amount of any payments made pursuant to this Section 5 (as opposed to the “present value” of any such payments, notwithstanding reference to the “present value” in Section 6(a)(i)B. of your Employment Agreement (Change of Control) with the Company dated November 15, 2005, as extended (“Change of Control Agreement”), shall be subject to the offset provisions set forth in Section 6(a)(i)B. of your Change of Control Agreement, in accordance with the terms thereof.

6. Definitions.

6.1. Definition of “Cause”. For purposes of this Agreement, “Cause” means any one or more of the following:

(a) any material act or acts of personal dishonesty taken by you which is either (x) at the expense of the Company, or (y) reasonably likely to bring significant disrepute to the Company;

(b) any violation by you of your material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part and which is not remedied within ten business days after receipt of written notice from the Company;

(c) the conviction of you for any criminal act which is a felony or a misdemeanor in each case involving moral turpitude; or

(d) a material breach by you of your Confidentiality and Invention Agreement with the Company.

6.2. Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means any one or more of the following:

(a) as concerns assignment of duties:

(i) during the Interim Term, the assignment to you of any duties inconsistent in any respect with the Executive Vice President and Interim CEO positions (including status, office, title and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 or any other action by the Company which results in a diminution in such position (including any action which results in diminution of status, office, title and reporting levels or requirements), authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; or

(ii) after the Interim Term (and any extension of the Interim Term), for purposes of Section 5 of this Agreement, the assignment to you of any duties inconsistent in any respect with the Executive Vice President position and any transitional obligations incident to your position as former Interim CEO (including status, office, title and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position (including any action which results in diminution of status, office, title and reporting levels or requirements), authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you;

(b) any failure by the Company to comply with any of the provisions of Section 2, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you;

(c) the Company’s requiring you to be based at any office or location other than the location where you were employed immediately preceding the Effective Date of this Agreement or any office which is the headquarters of the Company and is less than 35 miles from such location; or

(d) any purported termination by the Company of your employment as Interim CEO otherwise than as permitted by this Agreement.

6.3 Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean: your absence from your duties with the Company on a full-time basis for 120 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably).

7. Notwithstanding any provision of this Agreement to the contrary, if as of the date of your “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or any regulations or Treasury guidance promulgated thereunder (“Section 409A Guidance”), you are a “specified employee”, as defined under Section 409A or Section 409A Guidance, you shall not be entitled to any payments paid upon such separation from service until the earlier of (i) the date which is six months after your separation from service for any reason other than death or (ii) the date of your death. The provisions of this Section 7 shall apply solely to payments made pursuant to a plan that provides for deferral of compensation. Whether a plan provides for deferral of compensation shall be determined pursuant to Section 409A or Section 409A Guidance. Any payments that would have been paid to you prior to the earlier of (i) the date which is six months after your separation from service for any reason other than death or (ii) the date of your death, were it not for this Section 7, shall be accumulated and paid to you on the first day of the 7th month following your separation from service. Notwithstanding the foregoing, the provisions of this Section 7 shall not apply to payments made under the circumstances described in Section 1.409A-3(j)(4)(ii) (domestic relations order), 1.409A-3 (j)(4)(iii) (conflicts of interest) or 1.409A-3 (j)(4)(vi) (payment of employment taxes) of final Section 409A of the Treasury Department regulations.

8. Miscellaneous. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to conflicts of laws principles. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, when delivered by overnight courier (with signed receipt), r five (5) business days after deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: 11960 S.W. 144th Street Miami, Florida 33186 Attention: If to you:	Noven Pharmaceuticals, Inc. General Counsel Jeffrey Eisenberg

(at the last address provided by Executive to the Company’s Human Resources department)

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your heirs, executors, administrators or other legal representatives. This Agreement shall inure to the benefit of, be enforceable by and be binding upon the Company’s successors and assigns and shall not be assignable by the Company without your prior written consent. In the event that any provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such provision shall be enforced to the maximum extent permissible. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation. Nothing contained herein shall be construed to prevent the Company or you from seeking and recovering from the other damages sustained by either or both as a result of the Company’s or your breach of any term or provision of this Agreement. In the event of a breach by the Company of any of the terms or provisions set forth in this Agreement, you shall have no duty (legal or otherwise) to mitigate the damages incurred by you caused by such breach, and the computation of any damages incurred by you shall be made without regard to whether you attempt to or actually mitigate any such damages and shall not be reduced by any amount you receive if you do so mitigate. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in your case, your heirs, personal representative(s) and/or legal representative(s)) any rights or remedies under or by reason of this Agreement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. This Agreement may not be changed, modified, released, discharged, terminated, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by you and by the Company. This Agreement constitutes the entire Agreement between the parties as to its subject matter; provided, however, that this Agreement does not supersede: (i) your Confidentiality and Invention Agreement with the Company; (ii) your Employment Agreement (Change of Control) with the Company dated November 15, 2005, as extended; (iii) any agreement between you and the Company concerning compensation, stock options and other benefits heretofore paid, granted or otherwise provided by the Company to you prior to the date hereof; or (iv) the Company’s existing contractual, benefit plan, and other indemnification obligations owed to you.

Sincerely,

NOVEN PHARMACEUTICALS, INC.

By: /s/ Jeff T. Mihm
Jeff T. Mihm,
Vice President, General Counsel
and Corporate Secretary

ACCEPTED:

/s/ Jeffrey Eisenberg
Jeffrey Eisenberg